Exhibit 5.1

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

OPINION OF DAVIS POLK & WARDWELL LLP

September 24, 2025

Global Health Solutions, Inc.
250 N. Westlake Blvd.
Westlake Village, CA 91362

Ladies and Gentlemen:

Global Health Solutions, Inc. (dba Turn Therapeutics), a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), for resale by the selling stockholders named in the Prospectus (the “Selling Stockholders”) of up to an aggregate of 17,868,760 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company as described in the Registration Statement, which include (i) 16,319,702 shares of Common Stock held by the Selling Stockholders as of the date hereof (the “Outstanding Secondary Shares”), (ii) 1,508,934 shares of Common Stock issuable upon exercise of outstanding options (the “Option Shares”) and (iii) 40,124 shares of Common Stock issuable upon exercise of outstanding warrants (the “Warrant Shares”) of the Company.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, as of the date hereof:

1.	The Outstanding Secondary Shares have been validly issued and fully paid and are non-assessable.

2.	The Option Shares have been duly authorized by the Company and, when issued and paid for in accordance with their terms, will be, validly issued, fully paid and non-assessable.

3.	The Warrant Shares have been duly authorized by the Company and, when issued and paid for in accordance with their terms, will be, validly issued, fully paid and non-assessable.

Global Health Solutions, Inc.

In connection with the opinions expressed above, we have assumed the filing of the Company’s Amended and Restated Certificate of Incorporation (in the form filed as Exhibit 3.1 to the Registration Statement) with the Secretary of State of Delaware and the effectiveness thereof under Delaware law.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

September 24, 2025	2